EXHIBIT 10.m
                    FINGERHUT COMPANIES, INC.
             DIRECTORS' RETAINER STOCK DEFERRAL PLAN


     Section 1. Establishment. Fingerhut Companies, Inc. hereby establishes the "FINGERHUT COMPANIES INC. DIRECTORS' RETAINER STOCK DEFERRAL PLAN" for Eligible Directors of the Company. The purpose of the Plan is to advance the interests of the Company and its shareholders by increasing the proprietary interests of non-employee directors in the Company's long-term success and their identification with the interests of the Company's shareholders by providing them with the opportunity to defer and convert all or a portion of their retainer fees for service as a director into Common Stock for payment upon a specified future date or event.

     Section 2.     Effective Date.  The Plan shall become
effective immediately upon its approval by the Board of Directors, subject to approval by the Company's shareholders.

     Section 3.     Definitions.

          (a) Change in Control. "Change in Control" shall mean the occurrence of any of the following events: (i) any "person" (together with its "affiliates" and "associates") becoming the "beneficial owner" (each term as defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder) of 30% or more of the voting power of all outstanding securities of the Company entitled to vote for the election of directors of the Company, unless a majority of the Board of Directors as constituted prior to that time have determined in their sole discretion that, for purposes of the Plan, a Change in Control of the Company has not occurred; (ii) as a result of or in connection with any cash tender offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing, the persons who were members of the Board of Directors of the Company immediately prior to such event shall cease to constitute a majority of the Company's Board of Directors; or (iii) the Board of Directors or shareholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or the occurrence of a sale or other disposition of all or substantially all of the assets of the Company.

          (b) Common Stock. "Common Stock" shall mean the common stock, $.01 par value, of the Company.

          (c)  Company.  "Company" shall mean Fingerhut
Companies, Inc., a Minnesota corporation, and its successors and assigns.

          (d) Deferred Stock Account. "Deferred Stock Account" shall have the meaning given in Section 6 of the Plan.

          (e) Election Agreement. "Election Agreement" shall have the meaning set forth in Section 5 of the Plan.

          (f) Eligible Director. "Eligible Director" shall mean any present or future member of the Board of Directors of the Company who is not an employee or officer of the Company or of any subsidiary of the Company.

          (g) Market Price. "Market Price" shall mean the closing price per share of the Common Stock as reported on the New York Stock Exchange on the day of the required calculation or, if there were no Common Stock transactions on the New York Stock Exchange on such day, on the next preceding day on which there were Common Stock transactions.

          (h)  Participant.  "Participant" shall mean an Eligible
Director who has executed and delivered an Election Agreement to the Company.

          (i) Payment Date. The term "Payment Date" shall mean the earliest to occur of the following dates: (i) the date of the Participant's Retirement; (ii) the date (if any) specified in the Participant's Election Agreement; (iii) the date of the Participant's death; or (iv) the date of a Change in Control.

          (j)  Plan.  "Plan" shall mean the Fingerhut Companies,
Inc. Directors' Deferred Retainer Plan, as it may be amended from time to time.

          (k) Plan Year. "Plan Year" shall mean the year commencing on the date of the annual meeting of the shareholders of the Company and ending on the day before the next succeeding annual meeting of shareholders.

          (l) Retainer Fee. "Retainer Fee" shall mean the annual retainer fixed by the Board of Directors from time to time for service on the Board of Directors of the Company. The term "Retainer Fee" does not include any amounts payable with respect to service as chairperson of any committee of the Board of Directors or attendance at any meeting of the Board of Directors or any committee.

          (m) Retirement. "Retirement" shall mean the date on which a Participant ceases to be a member of the Board of Directors of the Company for any reason other than death.

     Section 4. Deferral of Retainer. Subject to the availability of shares of Common Stock under the Plan, an Eligible Director may elect to defer, in the form of shares of Common Stock, all or a portion of his Retainer Fee payable following the effectiveness of such election made pursuant to
Section 5.

     Section 5. Election to Participate. An Eligible Director becomes a Participant in the Plan by filing a written election ("the Election Agreement") with the Company before the beginning of the Plan Year to which the election relates. Any person who becomes an Eligible Director during a Plan Year, and who was not an Eligible Director prior to the beginning of such Plan Year, may file an Election Agreement to participate in the Plan for such Plan Year before his or her term begins. The Election Agreement shall specify the amount to be deferred, expressed as a percent of the Retainer Fee, and the Payment Date with respect to the deferred amounts. The Election Agreement shall continue until the Participant terminates or modifies such election by filing a new Election Agreement with the Company. An Election Agreement, once made by the Participant, shall be irrevocable with respect to all Retainer Fees otherwise payable in cash while such Election Agreement is in effect. No Election Agreement, or any modification or termination thereof, shall apply to any portion of the Retainer Fee otherwise payable within six months of the date of such Election Agreement, modification or termination.

     Section 6.     Deferred Stock Account.

          (a) Establishment of Account. The Company shall establish and maintain a Deferred Stock Account for each Participant, which shall reflect all entries required to be made pursuant to the terms and conditions of the Plan and the Participant's Election Agreement. Credits made pursuant to this
Section 6 shall be reflected on the books and records of the Company as an obligation to issue and deliver a number of shares of Common Stock on the specified Payment Date. No stock certificate shall be created or registered until the Payment Date and the Participant generally shall not have any of the rights and privileges of a stockholder with respect to such share credits, except as provided in Section 6(c) and Section 6(d) below.

          (b) Deferred Stock Credits. As of each date that all or any portion of the Retainer Fee would otherwise be payable to a Participant, the Company shall credit to such Participant's Deferred Stock Account a number of shares (rounded to the nearest one-hundredth of a share) equal to the deferred amount of the Participant's Retainer Fee, as specified in his or her then effective Election Agreement, divided by the Market Price on such day.

          (c) Dividend Credits. Each time a cash dividend is paid on the Common Stock, the Company shall credit to each Participant's Deferred Stock Account that number of shares (rounded to the nearest one-hundredth of a share) determined by multiplying the dividend amount per share by the total number of shares credited to the Participant's Deferred Stock Account as of the record date for such dividend and dividing the product by the Market Price on the dividend payment date.

               (d)  Adjustments for Certain Changes in Capitalization.
     If the Company shall at any time change the rights and privileges of its outstanding shares of Common Stock or increase or decrease the number of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in stock or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights and privileges of the shares issuable under the Plan shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

               (e) Account Statement. The Company shall provide each Participant with an annual statement indicating the number of shares credited to his or her Deferred Stock Account as of the end of the preceding Plan Year.

          (f)  No Forfeiture.  Shares credited to a Participant's
Deferred Stock Account shall not be subject to forfeiture for any reason.

     Section 7.     Payment of Deferred Stock Account.

          (a) General. Credits to a Participant's Deferred Stock Account shall be payable in whole shares of Common Stock on or promptly after the applicable Payment Date. Any fractional share amounts will be paid in cash equal to the Market Value on the Payment Date multiplied by the fractional share amount.

          (b) Death. If the Payment Date is the result of the Participant's death, the shares of Common Stock required to be delivered under the Plan shall be promptly issued in the name of, and be delivered to, the executor or administrator of the Participant's estate.

          (c) Change of Control. If the Payment Date is the result of a Change of Control, the credits to a Participant's Deferred Stock Account as of the day immediately prior to the effective date of the event constituting the Change of Control shall be paid in full in whole shares of Common Stock (together with cash in lieu of a fractional share) on such date.

     Section 8. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the full power and authority to prescribe, amend and rescind rules and regulations relating to the Plan, establish procedures deemed appropriate for its administration, and make any and all other determinations that may be necessary or advisable for its effective administration. All questions of interpretation of the Plan shall be determined by the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan. The Committee, however, shall have no power to determine the number, timing or value of shares to be credited to any Participant's Deferred Stock Account.

     Section 9. "Top Hat" Plan. The Plan is intended to be, for purposes of Titles I and IV of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), an unfunded plan for the benefit of a selected group of non-employee management persons.

     Section 10. Status of Account. Credits made to a Participant's Deferred Stock Account, shall not give the Participant or his or her beneficiary any right, title or interest in and to any specific assets of the Company. A Participant shall not have any voting rights or any other rights as a shareholder (except as expressly set forth in Section 6) until the shares credited to his or her Deferred Stock Account are distributed in Common Stock. The Deferred Stock Account is not intended to be a trust account or escrow account for the benefit of a Participant or any other person or an asset segregation for the benefit of a Participant or any other person. The Company shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligation hereunder. Benefits payable under the Plan shall be an unsecured obligation of the Company.

     Section 11. Amendment or Termination. The Committee may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the rights of a Participant with respect to share credits in his or her Deferred Stock Account unless such Participant shall consent in writing to such termination or amendment. Notwithstanding the foregoing, no such amendment shall be effective without the approval of the Company's shareholders if such approval is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") or the applicable rules of any securities exchange.

     Section 12. Stock Subject to Plan. The maximum number of shares of Common Stock that may be issued under the Plan shall be 50,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Section 6(d) of the Plan.

     Section 13. Non-Plan Deferral Arrangements. The Company does not intend that this Plan preclude it from implementing additional deferred compensation arrangements.

     Section 14. Future Director Terms. Nothing in this Plan or in any Election Agreement shall obligate a director to continue as such or to accept any nomination for a future term as a director of the Company or require the Company to nominate or cause the nomination of the director for a future term as a director of the Company.

     Section 15. No Alienation. The right of a Participant to receive shares of Common Stock or any other amounts under the Plan shall not be transferable or assignable, other than by will or the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.

     Section 16. Withholding. The Company is entitled to withhold and deduct from any amounts due to a Participant all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participant to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participant's Deferred Stock Account or Election Agreement.